EXHIBIT 99.1

Contact: Kerri C. Kinney

Chief Financial Officer

(205) 429-1001

COMMUNITY BANCSHARES REPORTS

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

BLOUNTSVILLE, AL – (February 1, 2006) - Community Bancshares, Inc. (NASDAQ: COMB) (the “Company”) today reported net income for the year ended December 31, 2005 of $1.6 million, or $0.19 per share on both a basic and diluted basis, representing an increase of $1.6 million from the Company’s 2004 net income of $4,000, breaking even on earnings per share on a basic and a diluted basis. The Company’s net income of $1.6 million for the year ended December 31, 2005 represented a return on average assets of 0.30% and a return on average equity of 3.80%. The Company also reported:

•	loan growth of $37.1 million, or 12.4%, since December 31, 2004;

•	improved balance sheet mix with an average loan to deposit ratio of 77.7% for the three months ended December 31, 2005 compared to 70.4% during 2004;

•	a $0.9 million increase in net interest income from $18.7 million for the year ended December 31, 2004 to $19.6 million for the year ended December 31, 2005;

•	a $0.2 million decrease in provision for loan losses for the year ended December 31, 2005 as compared to 2004;

•	a $10.0 million decrease in net charge-offs to $685,000 during 2005 from $10.7 million during 2004;

•	a $0.9 million increase in noninterest income from $6.3 million for the year ended December 31, 2004 to $7.2 million for 2005; and

•	a $0.4 million decrease in noninterest expenses for the year ended December 31, 2005 from 2004, despite the added cost of opening a new bank branch and a new finance company office in Huntsville, Alabama and the acquisition of American Family Mortgage, a new division of Community Bank.

Patrick M. Frawley, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with the progress the Company has made during 2005 and especially the results for the fourth quarter of 2005 as core income is steadily improving. We are excited to build upon this momentum as we set our goals for 2006. Core profitability and respectable returns for our shareholders remain our priorities. On January 16, 2006, we announced the closing of the sale of our largest piece of foreclosed property, Heritage Valley Ranch, once owned by the Company’s former Chairman and Chief Executive Officer. Through this transaction, a major non-earning asset was converted to earning status, non-interest expenses will be reduced by the costs incurred to maintain the property, and a sizeable gain on its sale will be recognized in the first quarter of 2006. We were also pleased that on January 30, 2005, the former Chairman and Chief Executive Officer and the former Vice President were ordered to pay restitution of $1.8 million, of which approximately $1.3 million is to Community Bank. Our operating priorities for 2006 include achieving solid loan growth without any compromise on asset quality, building our franchise in high growth markets, increasing core earnings by effectively managing our net interest margin, developing opportunities for noninterest income improvement and further reducing operating cost.”

Balance Sheet

Total assets grew $18.9 million to $572.3 million at December 31, 2005 from $553.4 million at December 31, 2004 as a result of $19.2 million in leverage strategies implemented during the third quarter. The Company funded its loan growth of $37.1 million with excess cash, federal funds sold and the maturities, pay-downs and sales of investment securities.

Total loans increased 12.4% and were $337.5 million at December 31, 2005 compared to $300.4 million at December 31, 2004. The Company is pleased with the results of its loan production initiatives and looks for additional growth as we continue our expansion efforts in Huntsville, Alabama and we look to enter other high growth markets.

Total deposits declined $10.0 million, most of which resulted from the sale of our Double Springs, Alabama branch. We have experienced initial success in increasing noninterest bearing deposits. The Company’s noninterest bearing deposits have increased $1.1 million since December 31, 2004 to $71.4 million at December 31, 2005. Noninterest bearing deposits averaged $61.9 million during 2004 and increased $5.4 million to an average of $67.3 million during 2005. Our goal to increase noninterest bearing deposits will be a major 2006 strategic initiative.

Net Interest Income

The Company experienced a $0.9 million, or 5.1%, increase in net interest income, from $18.7 million for the year ended December 31, 2004 to $19.6 million for the year ended December 31, 2005. The Company’s net interest margin also increased to 4.09% for the year ended December 31, 2005 from 3.84% for 2004 at a time when many financial services companies were experiencing margin compression. The Company’s improvement in net interest margin was the result of higher overall interest rates, the restructuring of the Company’s outstanding $38.0 million FHLB borrowing, the payoff during September 2004 of accrued interest on the Company’s outstanding junior subordinated debt, the shift in asset balances from investment securities to higher yielding loans and the reduction in some of the Company’s higher cost deposits.

Provision for Loan Losses

The Company’s provision for loan losses was $0.8 million for the year ended December 31, 2005, compared to $1.0 million in 2004, representing a $0.2 million, or 19.4% decrease. The Company did experience a large recovery of $333,000 on a previously charged off loan during the second quarter of 2005 which contributed to lower provisions for loan losses. Net charge-offs were $685,000 for the year ended December 31, 2005, representing 0.21% of average loans as compared to $10.7 million, or 3.43% of average loans for 2004. The Company believes that asset quality remains sound and currently expects that charge-offs will remain relatively low, which is expected to result in relatively lower provisions for loan losses. Charge-offs for the three months ended December 31, 2005, annualized, were 0.24% of average loans and slightly higher than charge-offs during the first nine months of 2005. This occurred as a result of changes in bankruptcy laws that caused a spike in bankruptcies during the fourth quarter. We believe the Company will continue to make all appropriate related provisions for loan losses as asset quality and loan growth dictate.

Noninterest income

The Company received $0.6 million from the settlement of certain litigation during the first quarter of 2005 as well as a gain of $0.4 million on the sale of its Double Springs, Alabama branch in November 2005. Noninterest income increased $0.9 million, or 15.1%, (excluding securities gains or losses), from $6.3 million for the year ended December 31, 2004 to $7.2 million for 2005. Securities gains for the year ended December 31, 2004 were $193,000, compared to securities losses of $41,000 for 2005. At the end of the first quarter of 2005, the Company implemented strategies designed to increase noninterest income through service charges on deposit accounts. The strategies implemented produced a modest increase in service charges on deposit accounts of $0.1 million from 2004 to 2005. Insurance commissions earned remained level with those of 2004 and were $2.2 million for the year ended December 31, 2005.

Noninterest Expenses

The Company experienced a decrease in noninterest expense of $0.4 million, or 1.6%, from $24.1 million for the year ended December 31, 2004 to $23.7 million during 2005. The Company’s expansion activities, including the purchase of American Family Mortgage as well as a new bank branch and a new finance company office in Huntsville, Alabama, initially added operating expenses, but cost reductions throughout the rest of the Company have offset the cost of expansion activities. Offsetting cost reductions occurred in salaries and benefits, FDIC insurance premiums, other insurance expense, professional services and foreclosed assets.

In December 2003, the Company entered into a swap to hedge a pool of fixed rate certificates of deposit and historically accounted for the swap using an abbreviated method of fair value hedge accounting under SFAS 133, known as the “short-cut” method, which assumes that the hedging transactions are effective. In light of recent interpretations of SFAS 133 within the industry, the Company reevaluated this transaction and has determined that the swap did not qualify for the short-cut method in prior periods. While the Company believes that the swap has been and will continue to be highly effective hedges of economic risk, the Company will be restating its previously reported quarterly and year end results for 2004 and the first three quarters of 2005. The cumulative impact of this revised treatment reduced earnings by $130,000, or $0.02 per basic share, for the year ended 2005 and $173,000, or $0.02 per basic share, for the year ended 2004. The change had no impact on the Company’s cash flows and no material impact on 2003. In fact, since the Company intends to hold this swap until its maturity date on June 8, 2007, the Company expects to completely offset the impact on 2004 and 2005 as the fair market value increases to par up until its maturity date notwithstanding quarterly fluctuations. If the swap is held to maturity, there will be no overall effect on book value per share as a result of fluctuations in the swap’s fair market value over its 3.5 year life. The 2004 and 2005 year-end and quarterly results reported throughout this report reflect this revision.

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at December 31, 2005 of approximately $566 million and operates 17 banking offices in Alabama, providing a full line of financial services to its individual and corporate customers. In addition, the Bank operates a consumer finance company with 15 offices in North Alabama, a full-service insurance agency based in Huntsville, Alabama and a mortgage division based in Hartselle, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements related to the Company’s expectations regarding: its ability to successfully and economically meet strategic goals; levels in the rate of loan charge-offs; positive trends in quality loan growth; the Company’s ability to successfully and efficiently expand into new market areas, including, without limitation, through the Bank’s new branch in Huntsville, Alabama and the Bank’s new mortgage division based in Hartselle, Alabama; continued improvements in net interest income or net interest margin; the Company’s ability to grow its low cost deposit base; lower provisions for loan losses; the Company’s ability to continue to realize improvements in its asset quality; the Company’s ability to increase return on equity and earnings per share with leverage strategies; the Company’s ability to successfully employ borrowings to support loan growth; the Company’s ability to realize success from its noninterest income strategies implemented; the Company’s ability to decrease noninterest expense; the Company’s ability to recognize benefits from the sale of its largest piece of foreclosed real estate; and the Company’s intention to hold its swap until maturity. These forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions, including, in particular, the effects of such conditions on the Company’s customers; the Bank’s ability to continue to develop, implement and modify, as appropriate, its business strategies; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates; the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; and other factors and other information discussed in any of the Company’s current, periodic and other reports and documents filed with the Securities and Exchange Commission under the Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.

	Three months ended December 31,		Twelve months ended December 31,
(Amounts in thousands except per share data and shares outstanding)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Earnings Summary:

Total interest income	$8,805	$7,737	$33,628	$31,301
Total interest expense	3,839	3,197	13,997	12,626
Net interest income	4,965	4,540	19,631	18,675
Provision for loan losses	134	265	796	987
Net interest income after provision for loan losses	4,832	4,275	18,834	17,688
Net securities gains (losses)	(3)	(1)	(41)	193
Net trading gains (losses) on swap	3	(112)	(130)	(173)
Other noninterest income	2,049	1,942	7,216	6,268
Noninterest expense	5,523	6,565	23,721	24,096
Income before income taxes	1,358	(460)	2,158	(119)
Income taxes (benefit)	194	(221)	509	(123)
Net income (loss)	1,164	(239)	1,649	4

Basic net income (loss) per share	$0.13	$(0.03)	$0.19	$0.00
Diluted net income (loss) per share	$0.13	$(0.03)	$0.19	$0.00
Basic weighted average shares outstanding	8,698,417	8,415,753	8,592,109	8,270,870
Diluted weighted average shares outstanding	8,942,779	8,507,058	8,779,789	8,350,491

Average Balance Sheet:

Loans, net of unearned discount	337,665	318,016	321,190	312,876
Total earning assets	498,285	477,820	479,950	485,859
Total assets	566,112	544,226	548,360	549,816
Noninterest bearing deposits	71,002	64,531	67,292	61,872
Interest bearing deposits	363,513	380,276	372,164	382,738
Total deposits	434,515	444,807	439,456	444,610
All other interest-bearing liabilities	81,725	52,639	61,662	53,381
Stockholders’ equity	43,784	43,386	43,393	46,903

Selected Ratios:

Average common equity to average assets	7.73%	7.97%	7.91%	8.53%
Average loans to average total deposits	77.71%	71.50%	73.09%	70.37%
Net interest margin	3.95%	3.77%	4.09%	3.84%
Efficiency ratio (1)	83.84%	101.27%	89.78%	96.60%
Return (loss) on average assets, annualized	0.82%	-0.17%	0.30%	0.00%
Return (loss) on average equity, annualized	10.55%	-2.18%	3.80%	0.01%
Net charge-offs to average loans, annualized	0.24%	7.10%	0.21%	3.43%

	December 31,		% Change
(Amounts in thousands except per share data and shares outstanding)	2005	2004
	(Unaudited)
Ending Balance Sheet:

Loans, net of unearned discount	$337,467	$300,380	12.35%
Allowance for loan losses	4,736	4,625	2.41%
Total assets	572,468	553,539	3.42%
Noninterest bearing deposits	71,420	70,280	1.62%
Interest bearing deposits	367,484	378,635	-2.95%
Total deposits	438,904	448,915	-2.23%
All other interest bearing liabilities	81,876	52,825	55.00%
Stockholders’ equity	44,333	42,704	3.81%

Nonperforming loans	3,631	1,643	121.00%
Nonperforming assets	13,816	12,769	8.20%

Selected Ratios:

Book value per share	$5.08	$5.03
Allowance for loan losses as a % of total loans	1.40%	1.54%
Allowance for loan losses to nonperforming loans	130.43%	281.47%
Nonperforming loans to total loans	1.08%	0.55%
Nonperforming assets to total assets	2.41%	2.31%

(1)	Excludes net securities gains (losses) and net trading gains (losses) on swap shown separately and gain on sale of branch of $427,000 included in noninterest income.